UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2018

BROOKS AUTOMATION, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-25434	04-3040660
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Elizabeth Drive, Chelmsford, MA	01824
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (978) 262-2400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions :

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.  Entry into a Material Definitive Agreement

On September 26, 2018, Brooks Automation, Inc. (“Brooks”) entered into an Agreement of Merger (the “Merger Agreement”) with Darwin Acquisition Company, an exempted company with limited liability incorporated under the Laws of the Cayman Islands and wholly owned subsidiary of Brooks (“Merger Sub”), GENEWIZ Group, an exempted company with limited liability incorporated under the Laws of the Cayman Islands (“GENEWIZ”), and Shareholder Representative Services LLC, as the representative of the security holders of GENEWIZ.

The Merger Agreement provides that Brooks will pay an aggregate cash purchase price to the security holders of GENEWIZ of $450.0 million, subject to adjustment for GENEWIZ’s cash, transaction expenses, net working capital, indebtedness, accounts receivables (subject to a collar) and other amounts to be determined in accordance with the Merger Agreement (as adjusted, the “Merger Consideration”).

The acquisition is structured as a reverse triangular merger transaction in which the Merger Sub will merge with and into GENEWIZ, with GENEWIZ surviving the merger as the surviving corporation and a wholly owned subsidiary of Brooks (the “Merger”).  All shares of capital stock of GENEWIZ outstanding at the closing of the Merger, together with all “in-the-money” stock options, will be cancelled and converted into a right to receive a portion of the Merger Consideration. Out-of-the-money stock options will be cancelled.

The Merger Agreement also includes customary representations, warranties and covenants of Brooks and GENEWIZ. The representations and warranties made by each party were made solely for the benefit of the other party and (i) were not intended to be treated as categorical statements of fact, but rather as a way of allocating the risk between the parties to the Merger Agreement if those statements prove to be inaccurate; (ii) may have been qualified in the Merger Agreement by disclosures that were made to the other party in disclosure schedules to the Merger Agreement; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of the Merger Agreement or such other date or dates as may be specified in the Merger Agreement.  The Merger Agreement also contains post-closing indemnification provisions pursuant to which Brooks will be indemnified against losses resulting from certain events, including breaches of representations and warranties, covenants and certain other matters.

The Merger Agreement contains customary termination provisions for each of Brooks and GENEWIZ under certain circumstances, including the right to terminate the Merger Agreement in certain circumstances if the closing has not occurred prior to March 31, 2019. The closing is expected to occur in the fourth quarter of 2018, and is subject to customary closing conditions, including antitrust clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The Merger Agreement was approved by the Board of Directors of both Brooks and GENEWIZ as well as the requisite stockholders of GENEWIZ.

Brooks intends to fund payment of the Merger Consideration through cash on hand and borrowings, for which it has a commitment for a $350.0 million senior secured incremental term loan facility under its existing Credit Agreement, dated as of October 4, 2017, by and among Brooks, the lenders from time to time party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent.

The foregoing description of the Merger Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by reference to, the Merger Agreement, which Brooks plans to file with its Annual Report on Form 10-K for the fiscal year ending September 30, 2018.

Item 8.01.  Other Events.

On September 26, 2018, Brooks issued a press release announcing entry into the Merger Agreement, a copy of which is attached as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release dated September 26, 2018, issued by Brooks Automation, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/
BROOKS AUTOMATION, INC.
Date: September 26, 2018	/s/ Jason W. Joseph Jason W. Joseph Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated September 26, 2018, issued by Brooks Automation, Inc.